Exhibit 5.1

August 29, 2012

Emdeon Inc.

3055 Lebanon Pike

Suite 1000

Nashville, TN 37214

Ladies and Gentlemen:

We have acted as counsel to Emdeon Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4, as amended through and including the date hereof (as so amended, the “Registration Statement”), filed by the Issuer, each of the guarantors listed on Schedule I hereto (such listed guarantors, the “Delaware Guarantors”), the guarantor listed on Schedule II hereto (such listed guarantor, the “California Guarantor”) and each of the guarantors listed on Schedule III hereto (such listed guarantors, the “Other Guarantors” and, together with the Delaware Guarantors and the California Guarantor, collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in (i) an exchange offer (the “2019 Notes Exchange Offer”) of $375,000,000 aggregate principal amount of 11% Senior Notes due 2019 (the “2019 Exchange Notes”) and (ii) an exchange offer (the “2020 Notes Exchange Offer”) of $375,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2019 Exchange Notes, collectively, the “Exchange Notes”). The 2019 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11% Senior Notes due 2019 (the “2019 Original Notes”) and the 2020 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11 1/4% Senior Notes due 2020 (the “2020 Original Notes”). The 2019 Exchange Notes are to be issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2019 Notes Indenture”), by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). The 2020 Exchange Notes are to be issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2020 Notes Indenture” and, together with the 2019 Notes Indenture, collectively, the “Indentures”), by and among the Issuer, the guarantors party thereto and the Trustee. Payment of the 2019 Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the 2019 Notes Indenture (the “2019 Notes Guarantees”), and payment of the 2020 Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the 2020 Notes Indenture (the “2020 Notes Guarantees” and, together with the 2019 Notes Guarantees, collectively, the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Issuer and one or more of its subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indentures are the valid and binding obligations of the Trustee.

We have further assumed that each of the Other Guarantors (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indentures and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indentures and has duly authorized the Exchange Notes and the Guarantees.

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the California Corporations Code and the laws of the State of New York.

Emdeon Inc.	- 2 -

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

1.    When the 2019 Exchange Notes have been duly executed and authenticated in accordance with the provisions of the 2019 Notes Indenture and have been delivered against receipt of the 2019 Original Notes surrendered in exchange therefor upon completion of the 2019 Notes Exchange Offer, (a) the 2019 Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and (b) the 2019 Notes Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

2.    When the 2020 Exchange Notes have been duly executed and authenticated in accordance with the provisions of the 2020 Notes Indenture and have been delivered against receipt of the 2020 Original Notes surrendered in exchange therefor upon completion of the 2020 Notes Exchange Offer, (a) the 2020 Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and (b) the 2020 Notes Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. We express no opinion with respect to the enforceability of (i) the provisions contained in Section 10.02 of each of the Indentures which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees, (ii) waivers of rights to damages, offsets or defenses or (iii) any prepayment premiums or any right to receive the unaccrued portion of original issue discount upon acceleration to the extent determined to be unreasonable or to constitute unmatured interest.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule I

Delaware Guarantors

Advanced Business Fulfillment, LLC

Chapin Revenue Cycle Management, LLC

Chamberlin Edmonds & Associates, Inc.

Chamberlin Edmonds Holdings, Inc.

Dakota Imaging LLC

EBS Holdco I, LLC

EBS Holdco II, LLC

EBS Master LLC

Emdeon Business Services LLC

Emdeon FutureVision LLC

Envoy LLC

EquiClaim, LLC

ExpressBill LLC

Healthcare Technology Management Services LLC

Kinetra LLC

MedE America of Ohio LLC

MediFAX-EDI Holding Company

Medifax-EDI Holdings, Inc.

The Sentinel Group Services LLC

TC3 Health, Inc.

Schedule II

California Guarantor

Medi, Inc.

Schedule III

Other Guarantors

IXT Solutions, Inc.

MediFAX-EDI, LLC

eRx Network, L.L.C.